                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            ------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. __)


                               PAYSTAR CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   70453V 10 6
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 26, 2001
-------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /      Rule 13d-1(b)

     /X/      Rule 13d-1(c)

     / /      Rule 13d-1(d)

CUSIP NO. 70453V 10 6                  13G                    Page 2 of 10 Pages


-------- -----------------------------------------------------------------------

  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   XSource Corporation

-------- -----------------------------------------------------------------------

  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                   (b)[ ]
-------- -----------------------------------------------------------------------

  3.     SEC USE ONLY

-------- -----------------------------------------------------------------------

  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------

      NUMBER OF          5.    SOLE VOTING POWER
       SHARES                           5,277,778
    BENEFICIALLY       ------- -------------------------------------------------
      OWNED BY           6.    SHARED VOTING POWER
        EACH                              -0-
      REPORTING        ------- -------------------------------------------------
     PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                        5,277,778
                       ------- -------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER
                                        -0-
--------------------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  5,277,778
-------- -----------------------------------------------------------------------

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       / /

-------- -----------------------------------------------------------------------

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  19.4
-------- -----------------------------------------------------------------------

  12.    TYPE OF REPORTING PERSON*
                  CO
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 70453V 10 6                  13G                    Page 3 of 10 Pages


-------- -----------------------------------------------------------------------

  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Great Universal LLC

-------- -----------------------------------------------------------------------

  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                   (b)[ ]
-------- -----------------------------------------------------------------------

  3.     SEC USE ONLY

-------- -----------------------------------------------------------------------

  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------

      NUMBER OF          5.    SOLE VOTING POWER
       SHARES                           5,277,778
    BENEFICIALLY       ------- -------------------------------------------------
      OWNED BY           6.    SHARED VOTING POWER
        EACH                              -0-
      REPORTING        ------- -------------------------------------------------
     PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                        5,277,778
                       ------- -------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER
                                        -0-
--------------------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  5,277,778
-------- -----------------------------------------------------------------------

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      / /

-------- -----------------------------------------------------------------------

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  19.4
-------- -----------------------------------------------------------------------

  12.    TYPE OF REPORTING PERSON*
                  OO
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 70453V 10 6                  13G                    Page 4 of 10 Pages


-------- -----------------------------------------------------------------------

  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   The 1999 Great Universal LLC Trust

-------- -----------------------------------------------------------------------

  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                   (b)[ ]
-------- -----------------------------------------------------------------------

  3.     SEC USE ONLY

-------- -----------------------------------------------------------------------

  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------

      NUMBER OF          5.    SOLE VOTING POWER
       SHARES                           5,277,778
    BENEFICIALLY       ------- -------------------------------------------------
      OWNED BY           6.    SHARED VOTING POWER
        EACH                              -0-
      REPORTING        ------- -------------------------------------------------
     PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                        5,277,778
                       ------- -------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER
                                        -0-
--------------------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  5,277,778
-------- -----------------------------------------------------------------------

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      / /

-------- -----------------------------------------------------------------------

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  19.4
-------- -----------------------------------------------------------------------

  12.    TYPE OF REPORTING PERSON*
                  OO
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 70453V 10 6                  13G                    Page 5 of 10 Pages


-------- -----------------------------------------------------------------------

  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                William Mustard, Trustee of The 1999 Great Universal LLC Trust

-------- -----------------------------------------------------------------------

  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                   (b)[ ]
-------- -----------------------------------------------------------------------

  3.     SEC USE ONLY

-------- -----------------------------------------------------------------------

  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                   United States
--------------------------------------------------------------------------------

      NUMBER OF          5.    SOLE VOTING POWER
       SHARES                           -0-
    BENEFICIALLY       ------- -------------------------------------------------
      OWNED BY           6.    SHARED VOTING POWER
        EACH                            5,277,778
      REPORTING        ------- -------------------------------------------------
     PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                        -0-
                       ------- -------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER
                                        5,277,778
--------------------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  5,277,778
-------- -----------------------------------------------------------------------

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      / /

-------- -----------------------------------------------------------------------

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  19.4
-------- -----------------------------------------------------------------------

  12.    TYPE OF REPORTING PERSON*
                  IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 70453V 10 6                  13G                    Page 6 of 10 Pages


-------- -----------------------------------------------------------------------

  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Bruce H. Grant, Trustee of The 1999 Great Universal LLC Trust

-------- -----------------------------------------------------------------------

  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                   (b)[ ]
-------- -----------------------------------------------------------------------

  3.     SEC USE ONLY

-------- -----------------------------------------------------------------------

  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                   United States
--------------------------------------------------------------------------------

      NUMBER OF          5.    SOLE VOTING POWER
       SHARES                           -0-
    BENEFICIALLY       ------- -------------------------------------------------
      OWNED BY           6.    SHARED VOTING POWER
        EACH                            5,277,778
      REPORTING        ------- -------------------------------------------------
     PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                        -0-
                       ------- -------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER
                                        5,277,778
--------------------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  5,277,778
-------- -----------------------------------------------------------------------

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      / /

-------- -----------------------------------------------------------------------

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  19.4
-------- -----------------------------------------------------------------------

  12.    TYPE OF REPORTING PERSON*
                  IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 70453V 10 6                  13G                    Page 7 of 10 Pages


ITEM 1(a). NAME OF ISSUER:

           PAYSTAR CORPORATION

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1110 WEST KETTLEMAN LANE, SUITE 48, LODI, CA 95240

ITEM 2(a). NAME OF PERSON FILING:

           XSOURCE CORPORATION AND ALL PERSONS WHO DERIVE THEIR INTERESTS THROUGH XSOURCE CORPORATION, AS SET FORTH ON THE ATTACHMENT TO THIS SCHEDULE 13G WHICH IS INCORPORATED BY REFERENCE HEREIN.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           153 EAST 53RD STREET, SUITE 5900, NEW YORK, NY 10022

ITEM 2(c). CITIZENSHIP:

           DELAWARE

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           COMMON STOCK, $.001 PAR VALUE

ITEM 2(e). CUSIP NUMBER:

           70453V 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) ~Broker or dealer registered under Section 15 of the Act;

        (b) ~Bank as defined in Section 3(a)(6) of the Act;

        (c) ~Insurance company as defined in Section 3(a)(19) of the Act;

        (d) ~Investment company registered under Section 8 of the Investment Company Act;

        (e) ~An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        (f) ~An employee benefit plan or endowment fund in accordance with Rule 3d-1(b)(1)(ii)(F);

CUSIP NO. 70453V 10 6                  13G                    Page 8 of 10 Pages

          (g) ~A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) ~A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) ~A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) ~Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

ITEM 4. OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

               5,277,778 SHARES

          (b)  Percent of class:

               19.4

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:  5,277,778

               (ii)  Shared power to vote or to direct the vote:  -0-

               (iii)  Sole power to dispose or to direct the disposition of:
                      5,277,778

               (iv)  Shared power to dispose or to direct the disposition of:
                     -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        See Attachment to Schedule 13G, which is incorporated by reference herein.

CUSIP NO. 70453V 10 6                  13G                    Page 9 of 10 Pages



ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10. CERTIFICATION.

         By signing below, the undersigned certifies, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.

                                           JANUARY 4, 2002
                                  ----------------------------------------
                                               (Date)


                                  XSOURCE CORPORATION, On behalf of itself and all persons who derive their interests through XSource Corporation.

                                  By: /s/ Bruce H. Grant
                                     ------------------------------------
                                     Bruce H. Grant, President

CUSIP NO. 70453V 10 6                  13G                  Page 10 of 10 Pages


                           ATTACHMENT TO SCHEDULE 13G

NAME OF ISSUER: PAYSTAR CORPORATION


     This Schedule is being filed by XSource Corporation and the following persons, each of whom derives its interest in the shares of the issuer indirectly through its control of XSource Corporation:

Great Universal LLC is the holder of a majority of the outstanding common stock of XSource Corporation

The 1999 Great Universal LLC Trust is the sole member of Great Universal LLC

Bruce H. Grant and William Mustard are the trustees of The 1999 Great Universal LLC Trust.